UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. 1)

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

TRADEQUEST INTERNATIONAL, INC.

(Name of Registrant As Specified in Charter)

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TRADEQUEST INTERNATIONAL, INC.

801 Brickell Bay Drive

Suite 1965

Miami, Florida 33131

Telephone: (305) 377-2110

Dear Stockholders:

The authorized capital stock of our company is currently 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. We are writing to advise you that we intend to amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 100,000,000 shares to 500,000,000 shares. The amendment to our Articles of Incorporation will not change the number of authorized shares of our preferred stock or otherwise effect the designations, rights and preferences of our outstanding Series A Preferred Stock. This action was approved on November 10, 2006 by our Board of Directors. In addition, seven individuals and entities who hold a majority of our issued and outstanding common stock have approved this action, with an effective date of [X], 2006, by written consent in lieu of a special meeting in accordance with the relevant sections of the Nevada Revised Statutes.

As described hereafter, we are taking this action to ensure that we have a sufficient number of authorized but unissued shares of our common stock available to provide for the conversion of our callable 6% secured convertible notes and for issuable pursuant to the terms of other derivative securities, as well as for possible further capital raising transactions or for other proper corporate purposes.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying information statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This Information Statement is first mailed to you on or about _________, 2006.

Please feel free to call us at 305-377-2110 should you have any questions on the enclosed Information Statement. We thank you for your continued interest in Tradequest International, Inc.

For the Board of Directors of

TRADEQUEST INTERNATIONAL, INC.

By:	/s/ Luis Alvarez
Luis Alvarez, CEO

TRADEQUEST INTERNATIONAL, INC.

801 Brickell Bay Drive

Suite 1965

Miami, Florida 33131

Telephone: (305) 377-2110

INFORMATION STATEMENT REGARDING

ACTION TO BE TAKEN BY WRITTEN CONSENT OF

MAJORITY STOCKHOLDERS

IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the stockholders of Tradequest International, Inc. in connection with the adoption of an amendment to our Articles of Incorporation by written consent of our Board of Directors and the holders of a majority of our issued and outstanding common stock in lieu of a special meeting. On November 10, 2006 our Board of Directors approved an amendment to our Articles of Incorporation approving an increase in the number of authorized shares of our common stock from 100,000,000 shares to 500,000,000 shares (the “Amendment”). The full text of the Amendment is attached to this Information Statement as Exhibit A. This action will become effective on [X], 2006 (the “Effective Date of the Amendment”) in accordance with the written consent of the holders of a majority of our issued and outstanding common stock and the filing of the Amendment with the Secretary of State of Nevada in accordance with the relevant sections of the Nevada Revised Statutes.

As of November 10, 2006 there are 75,245,142 shares of our common stock issued and outstanding. The following individuals and entities who collectively own approximately 53.2% of our outstanding common stock, which is in excess of the required majority of our outstanding securities entitled to vote on this matter which are necessary for the adoption of this action, have executed a written consent approving the Amendment:

Stockholder	No. of Shares Owned

Luis Alvarez	12,000,000
Frank J. Erbiti	7,061,667
Vincent A. Landis	5,150,000
Thomas M. Biggs	3,100,000
Investor Relations Services, Inc.	3,000,000
SOS Resource Services Inc.	3,200,000
Charles S. Arnold	6,500,000
40,011,667

The increase in the number of our authorized shares of common stock, when implemented, will not change the par value of the common stock, the number of shares of our common stock which were issued and outstanding immediately prior to the Effective Date of the Amendment, the number of authorized shares of our preferred stock or the designations, rights and preferences of our Series A Preferred Stock. The additional shares of common stock authorized under the Amendment will be identical to the shares of common stock now authorized. Holders of common stock do not have preemptive rights to subscribe for additional securities which may be issued by our company.

The elimination of the need for a meeting of stockholders to approve this action is made possible by Section 78.320 of the Nevada Revised Statutes which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities.

This Information Statement is first being mailed on or about [X], 2006 to stockholders of record, and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. No dissenter’s rights are afforded to our stockholders under Nevada law as a result of the adoption of the Amendment.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

OUR PRINCIPAL STOCKHOLDERS

At November 10, 2006, there were 75,245,142 shares of our common stock and 1,000,000 shares of our Series A Preferred Stock issued and outstanding. Our common stock and Series A Preferred Stock are our only classes of our voting securities. Each share of common stock has one vote per share, and each share of Series A Preferred Stock has 250 votes per share, on all matters submitted to a vote of our stockholders; provided, however, that the designations, rights and preferences of our Series A Preferred Stock prohibited it from voting on the increase in the number of our authorized shares of common stock which is the subject of this information statement. Mr. Luis Alvarez, our Chairman and CEO, is the sole holder of shares of our Series A Preferred Stock. We previously issued 10,000,000 shares of common stock to Brickman Holdings Ltd. in exchange for various equipment and intellectual property rights to be acquired by our wholly-owned subsidiary, IP1 Network Corporation ("IP1"). Inasmuch as the agreement to issue such shares resulted from misleading and fraudulent misrepresentations by Brickman Holdings and its principal relative to the rights and assets that IP1 was purported to be receiving, we terminated the agreement due to a failure of consideration and fraudulent misrepresentations. We have reserved the right and will evaluate the possibility of commencing an action against Brickman Holdings and its principal at a future time if it is in our interests. We exclude the shares previously issued to Brickman Holdings from the amount of common shares issued and outstanding.

The following table sets forth, as of that date, information known to us relating to the beneficial ownership of these shares by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of voting securities;
•	each director;
•	each executive officer; and
•	all executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 801 Brickell Bay Drive, Suite 1965, Miami, Florida 33131.

We believe that all persons named in the table have sole voting and investment power with respect to all shares of beneficially owned by them. Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from November 10, 2006 upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner’s percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of November 10, 2006, have been exercised or converted.

	Amount and Nature of Beneficial Ownership [1]				Percent
	Common Stock		Series A Preferred Stock		of
Name	# of Shares	% of Class	# of Shares	% of Class	Vote [2]
Luis Alvarez [3]	12,000,000	16.0%	1,000,000	100%	80.6%
Frank J. Erbiti	7,061,667	9.4%	0	n/a	2.2%
Vincent A. Landis	5,150,000	6.8%	0	n/a	1.6%
Thomas M. Biggs [4]	3,100,000	4.1%	0	n/a	*
All officers and directors as a group (four persons) [3,4]	27,311,667	36.3%	1,000,000	100%	85.3%
Charles S. Arnold [5]	9,120,000	12.1%	0	n/a	2.8%

*	represents less than 1%

1              The inclusion of any shares as deemed beneficially owned does not constitute an admission of beneficial ownership by the named stockholder.

2              “Percent of Vote” represents the percentages of the aggregate voting power of the combined Series A Convertible Preferred Stock and the common stock that each listed person or group exercises. As described elsewhere herein, only the common stockholders are taking action on the increase in our common stock.

3              The number of shares beneficially owned by Mr. Alvarez includes 2,000,000 shares of our common stock held by his minor children and 1,000,000 shares of our Series A Convertible Preferred Stock.

4              The number of shares beneficially owned by Mr. Biggs excludes 3,000,000 shares of our common stock owned by his employer, Investor Relations Services, Inc. and 3,150,000 shares of our common stock owned by Summit Trading Limited, a company for which he serves as Secretary. He disclaims any beneficial ownership or voting or dispositive control over securities held by either Investor Relations Services, Inc. or Summit Trading Limited.

5              The number of shares beneficially owned by Mr. Arnold includes 2,620,000 shares of our common stock owned of record by Summit Trading Limited and 6,500,000 shares owned by Mr. Arnold. Summit Trading Limited is a Bahamian holding company and is owned by the Weast Family Trust. The Weast Family Trust is a private irrevocable trust established for the benefit of Charles S. Arnold, Daisy Rodriguez, Stephanie Kaye and Tracia Fields. Charles S. Arnold is the settlor of the Weast Family Trust, but does not exercise voting control of the securities held by Summit. Mr. Arnold’s interest in Summit Trading Limited would be approximately 80% of the value based upon current life tables. For purposes of this table after discounting shares for lack of voting control at 50%, the number of shares beneficially owned by Mr. Arnold includes 2,620,000, shares of our common stock owned of record by Summit Trading Limited. The remaining beneficiaries of the Weast Trust would beneficially own the remaining 20%. The natural person exercising voting control of the shares of common stock held by Summit Trading Limited is Aletha Green, President. The number of shares owned by Summit Trading Limited excludes 300,000 shares of our common stock owned individually by Ms. Green and 1,000,000 shares owned individually by Ms. Rodriquez. Mr. Arnold’s address is 520 Brickell Key Drive, Suite 1607, Miami, Florida 33131.

THE AMENDMENT

INCREASE IN THE NUMBER OF AUTHORIZED

SHARES OF COMMON STOCK FROM

100,000,000 SHARES TO 500,000,000 SHARES

Purpose of the Amendment

On August 31, 2006, we completed a financing to four accredited investors of $1,500,000 principal amount of our callable 6% secured convertible notes and seven year common stock purchase warrants to purchase 10,000,000 shares of common stock at an exercise price of $0.40 per share. At the initial closing $500,000 principal amount of notes were issued and paid for. The note holders purchased an additional $500,000 principal amount of notes on November 27, 2006 following our filing of a registration statement with the Securities and Exchange Commission registering for public resale the shares of common stock issuable upon the conversion of the notes or the exercise of the warrants. The investors will purchase the remaining $500,000 principal amount of notes within three days of the date the Securities and Exchange Commission declares the registration statement effective. The notes are convertible at the holder’s option into shares of our common stock at a variable price equal to 50% of the average of the lowest three trading prices for our common stock as reported on the OTCBB during the 20 trading day period ending one trading day prior to the date the conversion notice is sent to us by the note holder. The notes mature on August 29, 2009.

Based on a conversion price of $[0.025] per share which relates to recent trading prices of our common stock, if the holders of all $1,500,000 principal amount callable 6% secured convertible notes elected to convert those notes we would issue 60,000,000 shares of our common stock. The actual number of shares of our common stock which may could issue upon the conversion of the callable 6% secured convertible notes, however, is unknown because the conversion price is tied to the market price of our common stock and could be substantially greater than 60,000,000 shares.

The following table provides information concerning the possible number of shares of common stock we could issue based upon a recent trading price of $0.05, and at various other assumed conversion prices which reflect a 25%, 50% and 75% decline in this recent trading price of our common stock:

Assumed Trading Price [1]	Conversion Price [1]	No. of Shares to be Issued [2]

$0.05	$0.025	60,000,000
$0.0375	$0.01875	80,000,000
$0.025	$0.0125	120,000,000
$0.0125	$0.00625	240,000,000

1               The conversion price of the callable 6% secured convertible notes is equal to a variable price of 50% of the average of the lowest three trading prices for our common stock as reported on the OTCBB during the 20 trading day period ending one trading day prior to the date the conversion notice is sent to us by the note holder.

2               Assumes the conversion of all $1,500,000 principal amount callable 6% secured convertible notes.

The foregoing information is provided for illustration purposes only and there is no upper limit to the number of shares of our common stock which we could issue upon the conversion of the callable 6% secured convertible promissory notes.

As of November 10, 2006, there were 75,245,142 shares of our common stock outstanding, together with the following securities which are convertible into shares of our common stock:

•             $1,500,000 principal amount callable 6% secured convertible notes which are convertible into 60,000,000 shares of our common stock on [November 6, 2006], 2006 based on a conversion price of $[0.025] per share. We are required, however, under the terms of the callable 6% secured convertible notes to reserve 200% of the shares issuable upon the conversion of the notes. Accordingly, based on a conversion price of $[0.25] per share, we are required to reserve 120,000,000 shares of our common stock, and

•             common stock purchase warrants which are exercisable into an aggregate of 22,375,000 shares of our common stock at exercise prices ranging from $0.001 to $1.50 per share, and

The terms of the callable 6% secured convertible notes provide that in the event the holders should seek to convert the notes and we do not have a sufficient number of authorized but unissued shares of our common stock to fully provide for such conversion, the interest rate of the notes increases to 15% per annum and we are required to issue to the holders all available shares of our common stock. Thereafter the conversion price of the callable 6% secured convertible notes is adjusted to the lesser of what the conversion price would have been had we had sufficient authorized shares to permit the full conversion of the notes and the conversion price at the time the balance of the notes can legally be converted. In addition, we are required to pay the note holders a cash penalty equal to the amount of outstanding principal, accrued but unpaid interest and the default interest times .24 times the number of days we are unable to convert the balance of the notes. For example, if we were unable to convert one half of the principal amount of the notes, we would be required to pay a cash penalty equal to $6,773 per month until such time as we had increased our authorized shares of common stock to a sufficient level.

Under the terms of the sale of the callable 6% secured convertible notes we agreed to increase our authorized capital within 30 days of the closing date to a sufficient number of shares to provide for the full conversion of the notes and exercise of the warrants. Following the increase in our authorized common stock as described herein we are required at all times to reserve from our authorized but unissued common stock a number of shares equal to 200% of the number of shares issuable upon the conversion of the notes.

We do not presently have a sufficient number of authorized but unissued shares of our common stock to provide for the full conversion of the callable 6% secured convertible notes, including the reserve amount and the exercise of outstanding warrants.

Our Board of Directors has determined that it is in the best interests of our company to increase the number of authorized shares of common stock to an amount sufficient to satisfy our current obligations as well as shares which may be used by our Board of Directors in future periods as it deems appropriate or necessary. Following the Effective Date of the Amendment, and assuming we do not issue any additional shares of common stock or securities which are convertible or exercisable into shares of our common stock between November 10, 2006 and the Effective Date of the Amendment, we will have 282,654,858 additional shares that are unissued, unreserved and available for issuance assuming a conversion price of the callable 6% secured convertible notes of $[0.025] per share. However, as the conversion price fluctuates based upon the market price of our common stock we are unable to quantify with any certainty the maximum number of shares of our common stock which will be unissued, unreserved and available for issuance following the Effective Date of the Amendment.

The additional shares could be used, among other things, for the declaration of stock splits or stock dividends, for acquisitions of other companies, for public or private financings to raise additional capital, for the expansion of business operations, the issuance of stock under options granted or to be granted under various stock incentive plans or other benefit plans for our employees and non-employee directors, and the issuance of stock under warrants granted or to be granted in the future. We will need to raise additional capital during 2007 in order to fund our operations. We anticipate that funding will come through the sale of equity securities or securities that are convertible into equity securities. No specific plans or agreements exist at this time with respect to the financing and no assurances can be given that a financing will take place or will be available on terms that are favorable to our company.

Except as described herein, there are currently no plans, agreements, arrangements, or understanding, for the issuance of additional shares of common stock.

The increase in our authorized common stock from 100,000,000 shares to 500,000,000 shares has important potential dilutive and anti-takeover ramifications because we will have a substantial number of authorized, but unissued and unreserved shares available for issuance by our Board of Directors without stockholder approval. As such, there can be no assurance that our stockholders will not experience immediately, or at any time, dilution in the value of their shares of common stock as a result of additional issuances of common stock.

In addition, although we are not adopting the Amendment with the intent that it be utilized as a type of anti-takeover device, greatly increasing the amount of our authorized common stock can be used as a takeover defense against hostile takeovers. We could, however, use the additional shares of common stock to oppose a hostile takeover attempt or delay or prevent changes of control (whether by merger, tender offer, proxy contest or assumption of control by a holder of a large block of our securities) or changes in or removal of our management. For example, without further stockholder approval, the Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. The issuance of a significant amount of additional shares of common stock would effectively dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of our company. Similarly, we could issue additional shares in a manner that would impede the efforts of stockholders to elect directors other than those nominated by the then-current Board of Directors. However, the Amendment is not part of any present plan to adopt a series of amendments having an anti-takeover effect, and management presently does not intend to propose anti-takeover measures in future proxy solicitations.

Although the Board of Directors and consenting stockholders are motivated by business and financial considerations in adopting the Amendment, and not by the threat of any attempt to accumulate shares or otherwise gain control of our company, and the Board of Directors is not currently aware of any such attempts, stockholders nevertheless should be aware that the Amendment could facilitate our ability to deter or prevent changes of control in the future, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

In addition, other provisions of our Articles of Incorporation and bylaws may have the effect of deterring unsolicited attempts to acquire a controlling interest in our company or impeding changes in our management. Our Articles of Incorporation provide that our Board of Directors may issue, without stockholder approval, up to 10,000,000 shares of preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series, including its voting rights. This type of preferred stock is commonly referred to as “blank check” preferred. In October 2006 our Board of Directors issued Mr. Alvarez, our CEO, 1,000,000 shares of Series A Preferred Stock with each share entitled to 250 votes at any meeting of our stockholders and such shares voting together with our common stockholders. These shares gave Mr. Alvarez effective voting control over our company. Our stockholders do not have cumulative voting rights, and stockholders representing a majority of the shares of voting securities outstanding are entitled to elect all of the directors. Our Bylaws provide that only our Chairman, Chief Executive Officer, a majority of the members of our Board of Directors or the holders of at least 51% of our capital stock are entitled to call a special meeting of stockholders.

We have no current plans or proposals to enter into any other arrangement that could have material anti-takeover consequences.

Manner of Effecting the Amendment.

The increase in our authorized shares of common stock from 100,000,000 shares to 500,000,000 shares will be effected by the filing of the Amendment with the Secretary of State of the State of Nevada. The Amendment will specify the effective date of the Amendment will be [X], 2006 which is 20 days after this Information Statement was first mailed to our stockholders.

No Dissenter’s Rights

Under Nevada law stockholders are not entitled to dissenter’s rights of appraisal with respect to the Amendment.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

TRADEQUEST INTERNATIONAL, INC.

By: /s/ Luis Alvarez

Luis Alvarez, CEO

EXHIBIT A

[SEAL]	DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 884-6708
website: secretaryofstate.biz

Certificate of Amendment

(Pursuant to NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation: Tradequest International, Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

Article 3 is hereby deleted in its entirety and substituted with the following:

The aggregate number of shares of all classes of capital stock which the corporation shall have authority to issue is Five Hundred Ten Million (510,000,000), consisting of (i) Five Hundred Million (500,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series and to determine or alter the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

This Certificate of Amendment shall not amend, alter or otherwise change any of the designations, rights and preferences of the Series A Preferred Stock as set forth in the Certificate of Designation filed by the corporation with the Secretary of State of Nevada on October 25, 2006.

3.            The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: a majority.*

4.	Effective date of filing (optional): __________________.

5.	Officer Signature (required): ________________

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting owner of each lass or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by the appropriate fees. See attached fee schedule Nevada Secretary of State AM 78.385 Amend 2003